EXHIBIT 99.1

PEDEVCO Announces Appointment of John K. Howie to Board of Directors

HOUSTON, TX / ACCESSWIRE / July 8, 2025 / PEDEVCO Corp. (NYSE American: PED) ("PEDEVCO" or the "Company"), an energy company engaged in the acquisition and development of strategic, high growth energy projects in the U.S., today announced that, effective July 7, 2025, the Company appointed John K. Howie to the Company’s Board of Directors and as a member of the Company’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Mr. J. Douglas Schick, President and Chief Executive Officer of the Company, commented, “Mr. Howie brings over 40 years of experience in oil and gas engineering, management, and finance. In his distinguished multifaceted career, he has held numerous executive roles, served as a principal investor, and founded several companies. Mr. Howie served as President of Tellurian Production Company, he founded and served as Chief Executive Officer of Houston-based E&P company Impact Natural Resources, and he co-founded Parallel Resource Partners, an energy focused private equity firm. Earlier in his career he was the Head of E&P Capital at Goldman, Sachs and a Vice President at Encap Investments.  We believe John’s deep financial and industry experience, as well as his knowledge as a Registered Professional Engineer in Texas, will provide a sounding board for Company management and serve as an invaluable resource as we continue to execute on our strategy.”

Mr. Howie added, “I am honored to join the Company’s Board and look forward to working with Doug and his team as they continue to execute upon the Company’s growth plans. PEDEVCO affords investors a pristine balance sheet, an excellent management team and a track record of value creation.”

CONTACT:

PEDEVCO Corp.

(713) 221-1768

PR@pedevco.com

SOURCE: PEDEVCO Corp.